[LETTERHEAD OF CALIFORNIA MICROWAVE, INC.]

                                                     PRESS RELEASE

             FOR IMMEDIATE RELEASE
             Thursday, June 29, 1995

             For Further Information Contact:
             Stephanie M. Day                        Deborah Passik
             Vice President                          William Dunk Partners
             Corporate Communications                (214) 960-9611
             (408) 720-6229


                      CALIFORNIA MICROWAVE ANNOUNCES RESTRUCTURING

                          AND OTHER CHARGES AND EXPECTED LOSS


             SUNNYVALE, CALIFORNIA - CALIFORNIA MICROWAVE, INC. (Nasdaq National Market: CMIC) announced that it expects to report restructuring and other charges and a net loss for the fourth quarter and for its fiscal year ended June 30, 1995. Fourth quarter results are impacted by both lower than expected sales, which are estimated to be approximately $115 million, and by restructuring and other charges.

             Restructuring and other charges presently estimated at $29 and $39 million before income tax benefits ($20 to $27 million after tax benefits) will impact both the quarter and the year. Of this amount, the company expects to record a restructuring charge in the range of $15 to $20 million in connection with the integration within the company's wireless group following the recent merger with Microwave Networks Incorporated (MNI) and the consolidation of facilities of its Satellite Transmission Systems (STS) subsidiary. This charge reflects actions the company is taking to improve profit margins over the long term. The balance represents adjustments in the range of $10 to $15 million California Microwave is considering in connection with certain contracts and products and approximately $4 million of transaction expenses related to the acquisition of MNI.

             California Microwave expects its fourth quarter net loss to be in the range of $19 to $25 million, or $1.15 to $1.55 per share. The company expects to report for its 1995 fiscal year a net loss in the range of $2 to $8 million, or $.09 to $.49 per share, on sales of approximately $470 million.

             Wireless Products:  Focus on PCS relocation
             In October 1993, California Microwave acquired TeleCom Transmission Systems (TTS), a supplier of short and long-haul



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             microwave radios for the cellular, private networks and
             international Personal Communications Services (PCS) markets. TTS is phasing out of the short-haul radio business and new orders for short-haul radios for international PCS requirements are being shifted to the company's Microwave Radio Corporation subsidiary. TTS will focus on long-haul radios which will be required for the new $500 million PCS relocation opportunity in the United States, as well as the traditional cellular and private network markets. Charges related to the phase-out of short-haul radios at TTS and certain short-haul contracts at TTS are included in the write-downs being taken this quarter.

             Satellite Communications:  Consolidating for Improved
             Performance
             Over the past six months, California Microwave has been strengthening the management team at both its STS subsidiary and at the Satellite Communications Group level. Based on recent weakness in new orders for large satellite earth station systems, the new team has decided to consolidate operations at STS' Hauppauge, NY, headquarters and close STS' Melbourne, FL, facility. Management believes that consolidating STS and focusing it on value-added networks and higher-margin products will improve the performance of STS.

             Implementation of Strategy Set In 1992
             According to Philip F. Otto, California Microwave's Chief Executive Officer, "The company's strategy for becoming a global telecommunications equipment supplier involves three phases: the first was to build critical mass in order to increase market share, which California Microwave has now accomplished through the acquisition of three microwave radio companies. Phase two, which we are implementing now, is to achieve higher profit margins through operational integration, product development and marketing synergies among our business units. Phase three calls for accelerated revenue growth over the long term as a result of accomplishing phases one and two. While we are not pleased with our short-term performance, the company is financially strong and we believe that the actions we are taking now will strengthen the competitive abilities of both our wireless and satellite communications groups to successfully address identified growth markets."

             California Microwave, Inc. is a leader in satellite and wireless communications. It is the number one U.S. supplier of telecommunications satellite earth stations and microwave radios used in wireless communications. The company operates facilities in eight states and sells into 90 countries. Its strategy calls for significant expansion in the wireless area.
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